Exhibit 99.1

Ligand Pharmaceuticals Appoints Jason Haas to its Board of Directors

EMERYVILLE (June 29, 2022) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (“Ligand” or “the Company”) announces the appointment of Jason Haas to the Company's Board of Directors. Mr. Haas brings more than 30 years of healthcare investment banking and corporate finance experience to Ligand.

“Jason is a particularly opportune addition as we begin to reformulate the Ligand Board following the upcoming spin-off of OmniAb. As a financial advisor to Ligand for over 10 years on numerous acquisitions and debt financings for Ligand as a senior healthcare investment banker, Jason’s working knowledge of the Ligand business model is deep in experience and sophistication.” said John W. Kozarich, Ph.D., Chairman of Ligand. “We welcome Jason to Ligand’s Board of Directors with delight and look forward to him adding to his already impressive legacy of benchmark transactions to Ligand’s business.”

Mr. Haas is currently the CFO of Syros Pharmaceuticals, a Nasdaq listed biotech company focused on developing oncology therapeutics. Prior to Syros, Mr. Haas spent over 25 years in healthcare investment banking where he executed many strategic transactions and supported companies through equity and debt financings, mergers and acquisitions, divestures, and spin-offs. Mr. Haas served as Co-Head of Americas Healthcare Banking at Barclays, Head of Healthcare Investment Banking, Americas at Deutsche Bank and Managing Director of Healthcare Investment Banking at Goldman Sachs. Mr. Haas holds an M.B.A. in Finance from Columbia Business School and an A.B. in International Relations and Economics from Colgate University.

About Ligand Pharmaceuticals
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human monoclonal and bispecific therapeutic antibodies. The Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Pelican Expression Technology® is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Follow Ligand on Twitter @Ligand_LGND.

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Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated                    LHA Investor Relations
Simon Latimer                                Bruce Voss
investors@ligand.com                            bvoss@lhai.com
(858) 550-7766                                (310) 691-7100
Twitter: @Ligand_LGND

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